Exhibit 4.23

GUARANTEE

Warner Music Group Corp. (the “Guarantor”) hereby unconditionally guarantees WMG Acquisition Corp.’s 9.50% Senior Secured Notes due 2016 issued pursuant to the Indenture, dated as of May 28, 2009, by and among WMG Acquisition Corp., a Delaware corporation, as issuer (the “Issuer”), the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of May 23, 2011, among the Issuer, WMG Holdings Corp., the guarantors party thereto and the Trustee, as amended by the Second Supplemental Indenture, dated as of July 20, 2011, among the Issuer, WMG Holdings Corp., the guarantors party thereto and the Trustee (such indenture, as the same may be amended, restated or supplemented from time to time, the “Indenture”), to the extent set forth in and in accordance with the Indenture.

The obligations of the Guarantor pursuant to this Guarantee and the Indenture, are expressly set forth in Article Eleven of the Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee.

Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Warner Music Group Corp. has caused this Guarantee to be signed by a duly authorized officer.

DATED: December 8, 2011

WARNER MUSIC GROUP CORP.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	EVP & General Counsel

[Signature Page to the Warner Music Group Guarantee of the WMG Existing Secured Notes]